Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-8 Nos. 333-279259, 333-231544, 333-191588) pertaining to the Empire State Realty Trust, Inc. and Empire State Realty OP, L.P. Equity Incentive Plans,
(2)Registration Statement (Form S-3 No. 333-273535) of Empire State Realty Trust, Inc. and Empire State Realty OP, L.P.;
of our reports dated February 27, 2026, with respect to the consolidated financial statements and schedule of Empire State Realty Trust, Inc. and the effectiveness of internal control over financial reporting of Empire State Realty Trust, Inc. included in this Annual Report (Form 10-K) of Empire State Realty Trust, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP
New York, New York
February 27, 2026